                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                DANA CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       MARK A. SMITH, JR., LEGAL COUNSEL
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
               Not Applicable

     (2) Aggregate number of securities to which transaction applies:
               Not Applicable

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               Not Applicable

     (4) Proposed maximum aggregate value of transaction:
               Not Applicable

     (5) Total fee paid:
               Not Applicable

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
               Not Applicable

     (2) Form, Schedule or Registration Statement No.:
               Not Applicable

     (3) Filing Party:
               Not Applicable

     (4) Date Filed:
               Not Applicable

                                DANA CORPORATION
     [LOGO]                       P.O. BOX 1000
                               TOLEDO, OHIO 43697

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 5, 1995

     The Annual Meeting of Stockholders of Dana Corporation ("Dana" or the "Company"), a Virginia corporation, will be held at Riverfront Plaza, East Tower (20th Floor), 951 East Byrd Street, Richmond, Virginia on April 5, 1995, at 10 o'clock A.M. (EDT), for the following purposes:

     1. To elect a Board of Directors consisting of nine members;

     2. To approve and adopt the Dana Corporation Additional Compensation Plan that is described in the attached Proxy Statement; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment.

     The Company's Board of Directors has fixed February 15, 1995, as the record date for the Annual Meeting. Holders of record of the Company's Common Stock at the close of business on that date are entitled to receive notice of and to vote at the Annual Meeting or any adjournment. The stock transfer books will not be closed.

     Copies of Dana's Annual Report for the fiscal year ended December 31, 1994, either accompany this Notice of Meeting and Proxy Statement or have been mailed previously to the Company's stockholders.

                                          By Order of the Board of Directors,

                                          Martin J. Strobel
                                          Secretary

March 3, 1995
                            ------------------------

     PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED. YOUR PROMPT RESPONSE WILL ASSURE A QUORUM AT THE ANNUAL MEETING AND SAVE DANA THE EXPENSE OF FURTHER SOLICITATION OF PROXIES.

                                DANA CORPORATION
                                 P.O. BOX 1000
                               TOLEDO, OHIO 43697
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 5, 1995
                            ------------------------

     This Proxy Statement is furnished by the Board of Directors (the "Board") of Dana Corporation ("Dana" or the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on April 5, 1995, and at any and all adjournments.

     Holders of record of Dana's Common Stock, $1 par value ("Common Stock") at the close of business on February 15, 1995, are entitled to receive notice of and to vote at the Annual Meeting or any adjournment. There were 101,181,285 shares of Common Stock outstanding on that date.

     Each stockholder is entitled to one vote per share held on all matters to be voted on. Any stockholder who executes and delivers a proxy may revoke it by giving written notice to the Company's Secretary at any time prior to its use or by voting in person at the Annual Meeting.

     This Proxy Statement and the enclosed proxy were first sent to stockholders on March 3, 1995.

                        ITEM 1 -- ELECTION OF DIRECTORS

     A Board of Directors consisting of nine members will be elected at the Annual Meeting, to hold office until the next annual meeting of stockholders or until their successors are elected. The Board recommends the following nominees, each of whom is now a director of Dana.

     The following information was furnished to the Company by the nominees.

           NOMINEE               PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE IN PAST 5 YEARS
- ------------------------------   ------------------------------------------------------------
Benjamin F. Bailar               Dean and Professor of Administration, Jesse H. Jones
  Age 60                         Graduate School of Administration, Rice University since
                                 1987. Director of Dana since 1980. Also a director of First
                                 Interstate Bank of Texas, Smith International, Inc., Transco
                                 Energy Co., and U.S. Can Corporation.

Edmund M. Carpenter              Chairman and Chief Executive Officer of General Signal
  Age 53                         Corporation (a manufacturer of capital equipment and
                                 instruments for the process control, electrical,
                                 semi-conductor and telecommunications industries) since
                                 1988. Director of Dana since 1991. Also a director of
                                 Campbell Soup Company and Texaco, Inc.

Eric Clark                       Director of BICC plc (a United Kingdom company serving the
  Age 60                         international market for infrastructure development) since
                                 1985, and Chairman of BICC Cables Limited since 1986.
                                 Director of Dana since February 1994, and a member of the
                                 Dana Europe Advisory Board since 1991. Also a director of
                                 North West Water Group plc and Merseyside Development
                                 Corporation.

           NOMINEE               PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE IN PAST 5 YEARS
- ------------------------------   ------------------------------------------------------------
Roger T. Fridholm                President of The St. Clair Group (a private investment
  Age 53                         company), since 1991. President & Chief Executive Officer of
                                 Of Counsel Enterprises, Inc. (a legal staffing support
                                 company) from February-July 1994. Senior Vice
                                 President-Corporate Development of Kelly Services, Inc. (a
                                 staffing services company) from 1992-January 1994. President
                                 (1982-91) & Chief Operating Officer (1979-91) of the Stroh
                                 Brewery Company. Director of Dana since 1989. Also a
                                 director of The Stroh Brewery Company, MCN Corporation, and
                                 Comerica Bank - Detroit.

Glen H. Hiner                    Chairman and Chief Executive Officer of Owens-Corning
  Age 60                         Fiberglas Corporation (a manufacturer of advanced glass and composite materials) since 1992. Senior Vice President of
                                 General Electric Company, 1983-91. Director of Dana since
                                 1993. Also a director of Huntsman Chemical Corporation.

Marilyn R. Marks                 President and Chief Executive Officer of Dorsey Trailers,
  Age 42                         Inc. (a manufacturer of truck trailers) since 1987. Director of Dana since November 1994. Also a director of the Eastman
                                 Chemical Company.

Southwood J. Morcott             Chairman of the Board of Dana since 1990 and a director
  Age 56                         since 1985. Chief Executive Officer of Dana since 1989, and
                                 President and Chief Operating Officer since 1986, having
                                 served the Company in various capacities since 1963.
                                 Chairman of the Board of Hayes-Dana Inc., Dana's
                                 majority-owned Canadian subsidiary, since 1987. Also a
                                 director of CSX Corporation, Johnson Controls, Inc., and
                                 Phelps Dodge Corporation.

John D. Stevenson                Partner in the law firm of Smith, Lyons, Torrance, Stevenson
  Age 65                         & Mayer since 1962. Director of Dana since 1993 and of
                                 Hayes-Dana Inc. since 1963. Also a director of Canada Trust
                                 Company and George Weston Limited.

Theodore B. Sumner, Jr.          Chairman of Madison Financial Group (a financial consulting
  Age 66                         firm) since 1990. Retired as Chairman of the Board of First
                                 Union National Bank of Charlotte, North Carolina and as Vice
                                 Chairman of First Union Corporation for more than 5 years
                                 prior to 1990. Director of Dana since 1984.

     THE BOARD RECOMMENDS A VOTE FOR ALL OF THE FOREGOING DIRECTOR-NOMINEES. Under Virginia law, directors are elected by a plurality of the votes cast by shares entitled to vote in the election at the Annual Meeting, assuming a quorum is present. In determining a quorum, shares that are voted on any matter presented for vote will be counted. In determining the number of votes cast FOR any director-nominee, votes that are withheld will not be counted. Under New York Stock Exchange rules, the election of directors is a "routine" item and brokers may vote the shares they hold on behalf of the beneficial owners with respect to this item without instructions from the beneficial owners. Therefore, there will be no "broker nonvotes" on this item.

                          THE BOARD AND ITS COMMITTEES

                                 BOARD MEETINGS

     The Board held 7 meetings in 1994. All incumbent directors attended at least 75% of the combined number of meetings of the Board and the Committees on which they served in 1994.

                                   COMMITTEES

     The ADVISORY COMMITTEE advises the Chairman and the Board on the selection and compensation of directors and on matters relating to Board and Committee meetings, agenda and schedules. The Committee also functions as the Board's nominating committee for directors and will consider written proposals for nominations from stockholders containing the information set out in Article II,
Section 4 of Dana's By-Laws and submitted to the Company's Secretary not less than 70 days before the annual meeting at which the nominee is to be proposed for election. The current members of the Committee are Messrs. Sumner (Chairman), Bailar, Carpenter and Stevenson. The Committee met 4 times in 1994.

     The AUDIT COMMITTEE maintains contact with Dana's independent auditors to assure that appropriate audit programs and procedures are maintained and that the independent auditors discharge their appropriate responsibilities. The Committee also reviews internal auditing and controls. No member of the Audit Committee may be an employee of Dana. The current members of the Committee are Messrs. Bailar (Chairman), Clark, and Hiner and Ms. Marks. The Committee met twice in 1994.

     The COMPENSATION COMMITTEE recommends compensation programs for Dana's executive officers and reviews the Company's compensation plans for other management personnel. The Committee approves salaries for the executive officers and determines or reviews cash and non-cash compensation awarded or granted under Dana's Additional Compensation Plan, 1982 Amended Stock Option Plan and Restricted Stock Plan. No member of the Compensation Committee may be an employee of Dana. The current members of the Committee are Messrs. Fridholm (Chairman), Hiner, Stevenson and Sumner. The Committee met 3 times in 1994.

     The FINANCE COMMITTEE reviews Dana's long-range worldwide needs for capital and the Company's financial condition, and approves courses of action to assure Dana's continued liquidity. The Committee also reviews acquisitions and other major corporate expenditures and Dana's fixed capital and working capital positions. The current members of the Committee are Messrs. Morcott (Chairman), Bailar, Carpenter, Clark, Fridholm, Hiner, Stevenson, and Sumner and Ms. Marks. The Committee met 5 times in 1994.

     The FUNDS COMMITTEE reviews the allocation of assets and the performance of the investment managers for the Company's pension and other employee benefit funds to assure compliance with applicable funds management rules and regulations. The current members of the Committee are Messrs. Carpenter (Chairman), Clark, Fridholm, and Morcott and Ms. Marks. The Committee met twice in 1994.

                                  COMPENSATION

     Non-employee directors are paid the following fees for their services, in addition to reimbursement for expenses incurred: a $20,000 annual stipend for service on the Board, a $2,500 annual stipend for service on each Committee ($5,000 for Committee Chairmen), a fee of $1,000 for each Board or Committee meeting attended, and a fee of $1,000 per half day for any special services performed at the request of the Chairman of the Board. Mr. Clark also received $15,000 in fees for service on the Dana Europe Advisory Board.

     Non-employee directors may elect to defer payment of the foregoing fees under the Company's Director Deferred Fee Plan (other than Mr. Clark's fees for service on the Dana Europe Advisory Board). Deferred fees may be credited to a Stock Account or an Interest Equivalent Account or both. Units are "purchased" in a Stock Account based upon the amount of fees deferred and the market price of Dana's Common Stock. Whenever cash dividends are paid on Dana's Common Stock, each Stock Account is credited with additional units equal to the number of shares that could have been purchased if a cash dividend had been paid on the number of Units currently in the Account. For those directors who have elected to participate in this Plan and to defer payment into a Stock Account, the number of Units in the director's Stock Account as of December 31, 1994 is shown in the table that appears under the caption, "Stock Ownership." The value of the Stock Account Units at the time of distribution will be based on the market value of the Common Stock at that time. Interest Equivalent Accounts accrue interest quarterly at the rate for prime commercial loans. Distribution of the deferred fees, whether held in a Stock Account or an Interest Equivalent Account, is made only in cash when the director retires, dies or terminates service with Dana. Benefits payable under this Plan are protected in the event of a merger, consolidation, change in control or sale of substantially all of the assets of Dana.

     All non-employee directors participate in the Company's Directors Retirement Plan. This Plan provides for the payment of retirement benefits to non-employee directors who retire from service with Dana after age 65 or who retire due to illness or disability, and to the spouses of eligible directors who die while serving on the Board. The monthly benefit paid under this Plan is equal to 1/12 of one-half of the annual average of the fees payable to the director during his or her last 3 full calendar years of Board service. A director may elect to receive a reduced benefit after retirement in order to provide a survivor's benefit to the director's spouse after his or her death. Benefits are paid in cash. Payments continue until the earlier of the director's death or until the director has received a number of monthly payments equal to the number of months he or she served on the Board. If a director dies while serving on the Board, the director's spouse receives a number of monthly payments equal to the number of months he or she served on the Board. Benefits payable under this Plan are protected in the event of a merger, consolidation, change in control or sale of substantially all of the assets of Dana.

     All non-employee directors also participate in the Company's stockholder-approved Directors' Stock Option Plan. This Plan provides for the automatic grant of options for 3,000 shares of Common Stock to each non-employee director annually on the date of the Board's organizational meeting which is held after the Annual Meeting of stockholders. Options are priced at the fair market value of the Common Stock on the date of grant and have a term of 10 years, except in the case of the director's earlier death or retirement, when they become exercisable within specified periods following the date of such event.

                                STOCK OWNERSHIP

                               DANA COMMON STOCK

     The following table presents the beneficial ownership of the only persons known by the Company to beneficially own more than 5% of its Common Stock, based upon a statement on Schedule 13G filed by such person with the Securities and Exchange Commission. The Capital Group Companies, Inc., and its operating subsidiary, Capital Research and Management Company, reported jointly that Capital Research and Management Company was the owner of 5,604,200 shares, with sole dispositive power and no voting power for such shares.

  NAME AND ADDRESS OF            SHARES           PERCENT OF
   BENEFICIAL OWNER        BENEFICIALLY OWNED       CLASS
- -----------------------    ------------------     ----------
The Capital Group, Inc.         5,604,200            5.67%
333 South Hope Street
Los Angeles, CA 90071

     The following table shows shares of Dana Common Stock and Units with a value tied to the Common Stock which were beneficially owned on December 31, 1994, by the Company's director-nominees, the executive officers named in the Summary Compensation Table, and all director-nominees and executive officers as a group. At that date, the group owned 1.6%, and each person owned less than 1%, of the outstanding Common Stock. All reported shares were owned directly except as follows: Mr. Bailar indirectly owned 2,100 shares which were held in a retirement plan account and 900 shares which were held in a trust of which he and his spouse were co-trustees; Mr. Fridholm indirectly owned 2,000 shares which were held in a revocable trust; and Mr. Hirsch indirectly owned 10,200 shares which were held by his spouse.

                                                STOCK OWNERSHIP,
                                              INCLUDING RESTRICTED      UNITS REPRESENTING
                                                   STOCK AND                 DEFERRED
                 BENEFICIAL OWNER            EXERCISABLE OPTIONS(1)      COMPENSATION(2)
        -----------------------------------  ----------------------     ------------------
        James E. Ayers                            152,807 shares            36,111 Units
        Benjamin F. Bailar                          6,000 shares                 0 Units
        Edmund M. Carpenter                         6,224 shares             3,026 Units
        Eric Clark                                  1,000 shares                 0 Units
        Roger T. Fridholm                           5,000 shares             6,879 Units
        Glen H. Hiner                               1,000 shares             1,944 Units
        Carl H. Hirsch                            153,764 shares            33,224 Units
        Joseph M. Magliochetti                    117,189 shares                 0 Units
        Marilyn R. Marks                            1,500 shares                 0 Units
        Southwood J. Morcott                      399,487 shares            25,698 Units
        Borge R. Reimer                           157,104 shares            16,196 Units
        John D. Stevenson                           1,512 shares                 0 Units
        Theodore B. Sumner, Jr.                     4,000 shares            26,046 Units
        Director-Nominees and Executive
          Officers as a Group (26 persons)      1,669,046 shares           226,019 Units

- ---------------
(1) The shares reported for the executive officers (Messrs. Ayers, Hirsch, Magliochetti, Morcott and Reimer) include restricted stock which the officers were entitled to vote under the Company's 1989 Restricted Stock Plan and shares subject to options exercisable within 60 days. Details of the officers' restricted stock ownership appear at Note 4 to the Summary Compensation Table. Shares subject to options exercisable within 60 days include: Mr. Ayers, 83,100 shares; Mr. Hirsch, 105,690 shares; Mr. Magliochetti, 69,800 shares; Mr. Morcott, 281,500 shares; Mr. Reimer, 105,000 shares; the director-nominees and executive officers as a group, 1,056,669 shares.

(2) The Units reported for the non-employee directors (Messrs. Carpenter, Fridholm, Hiner and Sumner) represent fees deferred to the director's Stock Account under the Company's Director Deferred Fee Plan, which is described under the caption "The Board and Its Committees". The Units reported for the executive officers (Messrs. Ayers, Hirsch, Morcott and Reimer) represent annual bonuses earned under the Company's Additional Compensation Plan and deferred to the officer's Stock Account. Under this Plan, which has been in effect for many years but which is being submitted to stockholders for approval at the April 5, 1995 Annual Meeting, the Compensation Committee may defer payment of all or a portion of a participant's bonus and credit the deferred amounts to a Stock Account, an Interest Equivalent Account, or both. Units are "purchased" in a Stock Account based on the amount of the deferred bonus and the market price of Dana's Common Stock. Whenever cash dividends are paid on Dana's Common Stock, each Stock Account is credited with additional Units equal to the number of shares that could have been purchased if a cash dividend had been paid on the number of Units currently in the Account. For both the non-employee directors and the executive officers, the value of the Units at the time of distribution will be based on the market value of the Corporation's Common Stock at that time, but the deferred amounts will be paid in cash. Units will not be distributed in the form of Common Stock.


                            HAYES-DANA COMMON STOCK

     At December 31, 1994, Dana's majority-owned Canadian subsidiary, Hayes-Dana Inc., had 15,235,776 shares of Common Stock outstanding. Of these, Mr. Ayers owned 2,000 shares; Mr. Magliochetti owned 200 shares; Mr. Morcott owned 8,154 shares; Mr. Stevenson owned 2,856 shares; and Dana's director-nominees and executive officers as a group owned 24,861 shares (including options exercisable within the next 60 days), in all cases, less than 1% of the Hayes-Dana shares outstanding at that date.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table contains information about the compensation from Dana and its subsidiaries paid or awarded to, or earned by, the Company's Chief Executive Officer and the four other highest compensated persons who were serving as executive officers of the Company at the end of 1994.

                                                                                      LONG-TERM COMPENSATION
                                                                                      -----------------------
                                                                                              AWARDS
                                                       ANNUAL COMPENSATION            -----------------------
                                              -------------------------------------   RESTRICTED   SECURITIES
                                                                       OTHER ANNUAL     STOCK      UNDERLYING    ALL OTHER
         NAME AND PRINCIPAL                    SALARY        BONUS     COMPENSATION     AWARDS      OPTIONS/    COMPENSATION
              POSITION                YEAR     ($)(1)       ($)(2)        ($)(3)        ($)(4)     SARS(#)(5)      ($)(6)
- ------------------------------------  -----   ---------   -----------  ------------   ----------   ----------   ------------
Southwood J. Morcott                   1994    $846,230    $1,077,200     $93,461             0      100,000       $5,046
Chief Executive Officer                1993     761,898       412,500      79,718      $264,662       94,000        6,550
                                       1992     643,666       375,000      63,502             0      130,000        6,051

Borge R. Reimer                        1994     392,000       505,700      76,348             0       34,000        4,717
Executive Vice President               1993     375,000       206,300      56,461        33,915       34,000        6,550
                                       1992     350,000       192,500          --             0       47,000        6,051

Carl H. Hirsch                         1994     397,000       512,100      75,901             0       34,000        4,743
Executive Vice President               1993     375,000       206,300      72,161        63,547       34,000        6,550
                                       1992     350,000       192,500      55,547             0       47,000        6,051

James E. Ayers                         1994     360,000       464,400          --             0       34,000        4,359
Chief Financial Officer                1993     340,000       187,000          --        34,957       34,000        6,550
                                       1992     300,000       165,000          --        77,500       47,000        5,768

Joseph M. Magliochetti                 1994     368,300       469,000      50,820             0       39,000        2,408
President -- Dana North                1993     324,655       185,200          --        76,221       44,000        6,423
American Operations                    1992     260,000       160,000          --             0       35,000        3,183


- ---------------

(1) For Mr. Morcott, the amounts reported include, in addition to base salary paid by Dana, the following compensation for services as Chairman of the Board of Hayes-Dana Inc.: $11,230 in 1994, $11,898 in 1993, and $31,166 in
    1992. For Mr. Magliochetti, the amounts reported include $18,300 for 1994 services and $14,655 for 1993 services as a Director of Hayes-Dana Inc. These amounts are valued at the currency rate in effect on December 31 of the applicable year.

(2) Annual bonuses received under the Company's Additional Compensation Plan are reported in the year earned, whether paid in that year or in the following year.

(3) "Other Annual Compensation" includes perquisites and personal benefits where such perquisites and benefits exceed the lesser of $50,000 or 10% of the officer's annual salary and bonus for the year. Of the amounts reported, the following items exceeded 25% of the total perquisites and benefits reported for the officer: Mr. Morcott, professional services valued at $61,363 in 1994, $41,872 in 1993, and $38,684 in 1992; Mr. Reimer, professional services valued at $54,990 in 1994, and $39,489 in 1993; Mr. Hirsch, professional services valued at $46,356 in 1994, $42,861 in 1993 and $33,936 in 1992; and Mr. Magliochetti, professional services valued at $28,147 and vehicles at $12,851 in 1994. Professional services include financial, tax, and estate planning services.

(4) Restricted stock is granted under the Company's 1989 Restricted Stock Plan. Awards of restricted stock granted prior to 1993 were subject to a 5-year restriction period during which the grantee must remain a full-time employee of Dana or its subsidiaries. In November 1993, the executive officers elected to extend the restriction periods for the restricted stock awarded to them in 1989. The extension periods elected by the officers vary from, approximately, 2.5 to 6.5 years. Additional shares of restricted stock were granted to the officers as consideration for these extensions. In each case, the restriction period for the additional shares matched the length of the extension period for the 1989 awards. The Compensation Committee, which administers the Plan, has the discretion to shorten any restriction periods or to waive the restrictions. The restrictions lapse in the event of a change in control (as defined in the restricted stock agreements). Dividends on the granted shares are paid in additional restricted shares, in lieu of cash, at the same times and rates as cash dividends are paid to the Company's stockholders. The value of the restricted stock grants shown in the Summary Compensation Table was calculated by multiplying the number of shares awarded by the difference between the closing price of the Company's Common Stock on the date of grant (as reported in the New York Stock Exchange Composite Transactions published in The Wall Street Journal) and the purchase price, if any, paid by the officer.

    At December 31, 1994, Mr. Morcott held a total of 72,850 shares of restricted stock valued at $1,611,975; Mr. Reimer held 21,488 shares of restricted stock valued at $472,978; Mr. Hirsch held 22,552 shares of restricted stock valued at $497,972; Mr. Ayers held 20,833 shares of restricted stock valued at $457,076; and Mr. Magliochetti held 26,375 shares of restricted stock valued at $595,813. The value of these aggregate restricted stock holdings was calculated by multiplying the number of shares held by the difference between the closing price of the Company's Common Stock on December 30, 1994 ($23.50 per share, as reported in the New York Stock Exchange Composite Transactions published in The Wall Street Journal) and the purchase price, if any, paid by the officer.

(5) Represents shares of Dana Common Stock underlying options granted in 1992 through 1994. Option grants shown for 1992 and 1993 have been adjusted to reflect the company's one-for-one stock split.

(6) "All Other Compensation" consists of contributions made by Dana under the Company's Savings and Investment Plan to match contributions made by the officers to their accounts.

                         OTHER ADDITIONAL COMPENSATION

     Key employees of the Company other than the executive officers named in the Summary Compensation Table are eligible to receive annual bonuses under the Company's Additional Compensation Plan. The Company also has various incentive compensation plans for other employees (such as individual incentive, group incentive and Scanlon-type plans) that are designed to reward their commitment to the Company's philosophy of total quality, increased productivity and improved performance. In 1994, Dana employees other than the named executive officers earned a total of over $103 million in additional compensation.

                             OPTION GRANTS IN 1994

     The following table contains information about the stock options granted in 1994 to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted in 1994. In calculating the "Grant Date Present Value," the Company used a variation of the Black-Scholes option pricing model, as described in Note 3. The value shown is a hypothetical value only; over their lives, the options could have a greater or a lesser value than that shown in the table, and under some circumstances they could have zero value.

                                  OPTION GRANTS IN LAST FISCAL YEAR
                       --------------------------------------------------------
                                        % OF
                                        TOTAL
                       NUMBER OF       OPTIONS
                       SECURITIES      GRANTED        EXERCISE                         GRANT
                       UNDERLYING        TO           OR BASE                          DATE
                        OPTIONS       EMPLOYEES        PRICE         EXPIRATION       PRESENT
          NAME         GRANTED(#)      IN 1994      ($/SHARE)(1)      DATE(2)       VALUE($)(3)
    -----------------  ----------     ---------     ------------     ----------     -----------
    Mr. Morcott          100,000         9.56%        $29.063          7/17/04       $919,000
    Mr. Reimer            34,000         3.25%        $29.063          7/17/04       $312,460
    Mr. Hirsch            34,000         3.25%        $29.063          7/17/04       $312,460
    Mr. Ayers             34,000         3.25%        $29.063          7/17/04       $312,460
    Mr. Magliochetti      39,000         3.73%        $29.063          7/17/04       $358,410


- ---------------
(1) The exercise price (the price that the officer must pay to purchase each share of stock that is subject to option) is equal to the fair market value of the stock on the date of grant of the option. All options shown were granted on July 18, 1994 and reflect the price of Dana stock after the company's one-for-one stock split.


(2) Options may be exercised during a period that begins 1 year after the date of grant and ends 10 years after the date of the grant. During the exercise period, except as otherwise limited by Internal Revenue Code provisions with respect to incentive stock options, an optionee may exercise 25% of the total options after one year from the date of grant, 50% after 2 years from the date of grant, 75% after 3 years from the date of grant, and all of the options after 4 years from the date of grant. An optionee's exercise rights are accelerated in the event of a third party tender or exchange offer for 20% or more of the Company's Common Stock which has not been approved by the Board of Directors.

(3) A variant of the Black-Scholes option pricing model was used to determine the hypothetical grant date value for these options. In applying the model, the Company assumed a 12-month volatility of 19.23%, a 7.30% risk-free rate of return, a dividend yield at the date of grant of 2.9%, and a 10-year option term. The model did not assume any forfeitures or exercises prior to the end of the 10-year term, which assumptions could have reduced the reported grant date values. Since this model is assumption-based, it may not accurately determine the options' present value. The true value of the options, when and if exercised, will depend on the actual market price of the Company's Common Stock on the date of exercise.


      AGGREGATED OPTION EXERCISES IN 1994 AND 1994 YEAR-END OPTION VALUES

     The following table contains information about the options for the Company's Common Stock which were exercised in 1994 by the executive officers named in the Summary Compensation Table and the aggregate value of these officers' unexercised options at the end of 1994. In 1993, all outstanding SARs held by the officers were cancelled. Consequently, none of the officers held any SARs at December 31, 1994.

                                                        NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                         SHARES                        OPTIONS AT 12/31/94(#)        AT 12/31/94($)(2)
                        ACQUIRED         VALUE       --------------------------  --------------------------
          NAME       ON EXERCISE(#)  REALIZED($)(1)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
    ---------------- --------------  --------------  -----------  -------------  -----------  -------------
    Mr. Morcott          11,000         $134,406       281,500       245,500     $ 1,042,683    $ 288,591
    Mr. Reimer                0                0       105,000        88,000         371,952      114,202
    Mr. Hirsch                0                0       105,690        88,000         377,278      114,202
    Mr. Ayers             4,000           70,500        83,100        87,500         360,114      110,639
    Mr. Magliochetti      7,500          104,812        69,800        93,000         237,265       83,452


- ---------------
(1) The value realized on the exercise of options was calculated by multiplying the number of underlying shares by the difference between the closing price of the Company's Common Stock on the date of exercise (as reported in the New York Stock Exchange Composite Transactions published in The Wall Street Journal) and the option exercise price.

(2) The value of unexercised in-the-money options was calculated by multiplying the number of underlying shares held by the difference between the closing price of the Company's Common Stock on December 30, 1994 ($23.50 per share, as reported in the New York Stock Exchange Composite Transactions published in The Wall Street Journal) and the option exercise price.

                                 PENSION PLANS

     The executive officers named in the Summary Compensation Table are eligible to receive retirement benefits under their employment agreements, which are described under "Employment Agreements." Each employment agreement provides that if the executive officer retires from Dana at or after age 55 with 15 years of service, he will receive a lifetime monthly pension calculated at 50% (or, if higher, the percentage which is the product of 1.6% multiplied by his credited service at retirement) of his highest average monthly compensation (defined as salary received during the month preceding his termination of service plus 1/12th of the average of the highest bonuses payable to him during any 3 consecutive years) reduced by benefits payable to him by Dana under the pension plans described below, pension or disability benefits payable to him by other organizations, and 50% of the primary Social Security benefit. The types of compensation that are reported in the Summary Compensation Table under "Salary" (excluding, for Messrs. Morcott and Magliochetti, compensation paid for services to Hayes-Dana Inc., as described in Note 1) and "Bonus" (and also including deferred bonuses, and, if applicable, long-term incentive awards earned prior to 1992 under a now-discontinued provision of the Additional Compensation Plan) will be used to calculate the retirement benefits payable to the officers under their employment agreements. The maximum monthly pensions that the officers would receive under their employment agreements if they had retired on January 1, 1995, before taking into account the reductions described above, would be as follows: Mr. Morcott, $60,644; Mr. Reimer, $34,961; Mr. Hirsch, $32,316; Mr. Ayers, $26,103; and Mr. Magliochetti, $25,669. In lieu of receiving these benefits in the form of a monthly pension, the officer may elect to receive the distribution of the benefits in any form permitted under the Dana Corporation Retirement Plan. Mr. Magliochetti is eligible to receive this lifetime monthly pension if his employment with Dana terminates prior to age 55 for a reason other than death or "cause" (as defined in his agreement), provided that his employment terminates after a change in control of the Company. Under such circumstances, his monthly pension would be as described above, less 1/12 of 1.6% for each full month between the date of such termination and age 55.

     The Dana Corporation Retirement Plan is a cash balance plan (a type of non-contributory defined benefit pension plan in which participants' benefits are expressed as individual accounts). Benefits are computed as follows. During each year of participation in the Plan, a participant earns a service credit equal to a specified percentage of his earnings (as defined in the Plan) up to one quarter of the Social Security taxable wage base, plus a specified percentage of his earnings above one quarter of the taxable wage base. The percentages increase with the length of Dana service. A participant with 30 or more years of service receives the maximum credit (6.4% of earnings up to one quarter of the taxable wage base, plus 12.8% of earnings over one quarter of the taxable wage base). A participant employed by Dana on July 1, 1988 (when the Plan was converted to a cash balance plan) also earns a transition benefit designed to assure that his retirement benefit under the current Plan will not be less than the benefit he would have received under the predecessor plan. A participant earns this transition benefit ratably over the period from July 1, 1988, to his 62nd birthday, except that in the event of a change in control of Dana, he will be entitled to the entire transition benefit. The accumulated service credits and the transition benefit are credited with interest annually, in an amount (not less than 5%) established by the Board. A participant employed by Dana on July 1, 1988, who was eligible to retire on July 1, 1993, but who elects to retire after that date, will receive the greater of the benefit provided by the current Plan or the benefit provided under the predecessor plan with interest credits. The normal retirement age under the Plan is 65.

     Federal tax law imposes maximum payment limitations on tax qualified plans. Dana has adopted an Excess Benefits Plan which covers all employees eligible to receive retirement benefits under a funded Dana defined benefit plan. Under this Excess Benefits Plan, the Company will pay any amounts which exceed the federal limitations from its general funds. In addition, Dana has adopted a Supplemental Benefits Plan which covers U.S.-based employees who were eligible to receive long-term awards under the Additional Compensation Plan as of September 1, 1988. Under this Supplemental Benefits Plan, Dana will pay the participant the difference between the aggregate benefits that he will receive under the Dana Corporation Retirement Plan and the Excess Benefits Plan and the benefit that he would have been entitled to receive under the predecessor plan to the Dana Corporation Retirement Plan in effect prior to July 1, 1988. In the event of a change in control of Dana, the participant will receive a lump sum payment of all benefits previously accrued under the Excess Benefits and Supplemental Benefits Plans and will be entitled to continue to accrue benefits thereunder.

     The following table shows the estimated annual benefits payable in the aggregate under the Dana Corporation Retirement Plan, Excess Benefits Plan and Supplemental Benefits Plan to employees retiring at normal retirement age on January 1, 1995, assuming normal reduction for Social Security benefits. At that date, Mr. Morcott had 31 full years of credited service under the foregoing plans; Mr. Reimer, 38 years; Mr. Hirsch, 34 years; Mr. Ayers, 30 years; and Mr. Magliochetti, 28 years. As noted above, the Dana Corporation Retirement Plan provides that certain Plan participants will receive benefits which are the greater of those calculated under that Plan or under the predecessor plan. Since it is currently more advantageous to these executive officers to receive benefits calculated under the predecessor plan, the following table assumes that calculation. Benefits payable under the predecessor plan are based on the participant's "final monthly earnings," defined as his base salary (before reduction for salary deferrals under the Company's Savings and Investment Plan), plus bonuses paid during his 3 highest of his last 10 years of employment prior to retirement, divided by 36. The types of compensation that are reported in the Summary Compensation Table under "Salary" (excluding, for Messrs. Morcott and Magliochetti, compensation paid for services to Hayes-Dana Inc., as described in Note 1 to the Table) and "Bonus" (and also including, if applicable, long-term incentive awards earned prior to 1992 under a now-discontinued provision of the Additional Compensation Plan) will be used to calculate the retirement benefits payable to these officers under the predecessor plan. As described above, the benefits shown in the following table will reduce the retirement benefits payable to the named executive officers under their employment agreements.


REMUNERATION                             YEARS OF SERVICE
- ------------     ----------------------------------------------------------------
                    20           25           30            35             40
                 --------     --------     --------     ----------     ----------
 $  250,000      $ 75,396     $ 94,245     $114,245     $  134,245     $  154,245
    500,000       155,396      194,245      234,245        274,245        314,245
    750,000       235,396      294,245      354,245        414,245        474,245
  1,000,000       315,396      394,245      474,245        554,245        634,245
  1,250,000       395,396      494,245      594,245        694,245        794,245
  1,500,000       475,396      594,245      714,245        834,245        954,245
  1,750,000       555,396      694,245      834,245        974,245      1,114,245
  2,000,000       635,396      794,245      954,245      1,114,245      1,274,245

                             EMPLOYMENT AGREEMENTS

     The executive officers named in the Summary Compensation Table have employment agreements with Dana. The term of each agreement is 3 years, with an automatic 1-year extension at the end of each year to maintain the full 3-year term unless either party gives notice not to extend the termination date or unless the agreement is terminated earlier by the death or disability of the officer or for "cause" (as defined in the agreement). The employment agreements provide that while the officers are employed by the Company, they will be paid their base salaries, at a minimum. The Compensation Committee reviews and approves the officers' base salaries annually, as described in the "Compensation Committee Report on Executive Compensation." Their employment agreements currently provide for the payment of 1995 base salaries to the officers, as follows: Mr. Morcott, $900,000; Mr. Reimer, $412,000; Mr. Hirsch, $420,000; Mr.
Ayers, $380,000; and Mr. Magliochetti, $390,000.

     Under each agreement, the officer agrees not to disclose any confidential information about Dana to others while employed by the Company or thereafter and not to engage in competition with Dana during any period when he is receiving payments or benefits under the agreement.

     During his period of employment, the officer is entitled to participate in Dana's Additional Compensation Plan, if designated by the Compensation Committee, and in Dana's various employee benefit plans. In the event of a change in control of Dana (as defined in the agreements), the officer will be entitled to continue as a participant in the Additional Compensation Plan during the remainder of the term of his employment agreement, the award opportunities to which he will be entitled will be equal to the highest award opportunities that were provided prior to the change in control, and his awards will be payable in cash (not deferrable). If the officer's employment is terminated following a change in control, any previously deferred awards under the Additional Compensation Plan will be paid on an accelerated basis. The Committee designates participants in the Additional Compensation Plan based on its determination that the participant is a key employee of the Company who is in a position to have a direct and significant impact on the growth and success of the Company and who is, either individually or as a member of a group of employees, contributing in a substantial degree to the success of the Company.

     If the officer is terminated by Dana "without cause" (as defined in the agreement) or, after a change in control of the Company, the officer terminates his employment for "good reason" (as defined in the agreement), he will be entitled, for the remainder of the term of the agreement, to receive monthly compensation equal to his highest average monthly compensation and to continue in participation under Dana's employee benefit plans. If the termination follows a change in control, he will immediately receive such monthly compensation (discounted and paid in a lump sum) and any awards previously deferred under the Additional Compensation Plan (paid in full for any completed performance periods and for performance periods to be completed during the term of the agreement, and pro rata for any performance periods to be completed after such term).

     If any excise tax is imposed under Section 4999 of the Internal Revenue Code, as amended, on payments received by the officer as a result of a change in control of Dana, Dana will pay the officer a sum that will net him the amount he would have received if the excise tax had not been imposed.

     The retirement benefits payable to the officers under their employment agreements are described under "Pension Plans."

     The officers also have related agreements with Dana which provide that under certain circumstances the Company will pay legal expenses they may incur to enforce their employment agreements.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

TO DANA'S SHAREHOLDERS:

     We, the members of the Compensation Committee, are independent, nonemployee directors who have no "interlocking" relationships as defined by the Securities and Exchange Commission.

     Our goal, as a Committee, is to develop executive compensation policies that are consistent with, and linked to, the Company's strategic business objectives. Beyond that, our priorities are to fill the positions within Dana's senior management team with highly qualified individuals and to compensate those individuals fairly and commensurate with their contributions to furthering the Company's strategic direction and objectives.

     We have developed the following policies to meet these objectives:

     - Emphasize variable at-risk compensation which is dependent upon the Company's level of success in meeting specified corporate performance goals;

     - Comprise a significant amount of compensation for executive officers as non-cash equity, to create an at-risk element which focuses management on the long-term interests of the Company's shareholders and balances short- and long-term business and financial strategic goals;

     - Encourage the accumulation of personal stockholdings to further strengthen the executive officers' identification with the shareholders;

     - Create compensation opportunities which enhance the Company's ability to retain and encourage the development of knowledgeable and experienced executive officers; and

     - Establish compensation levels which reflect current market practices to maintain a stable, successful management team.

     We establish, administer, and assess the effectiveness of the Company's executive compensation programs in support of these compensation policies. We also review and approve all salary arrangements and other remuneration for the Company's executive officers and evaluate their individual performances.

     In making our determinations, we consider competitive market data which is provided to the Company by an independent compensation consultant. This data is further reviewed by another independent compensation consultant whom we, the independent Board committee, retain separately. This data compares Dana's compensation practices to those of a group of comparable companies. The comparison group, which we select in advance and which may change from time to time, currently consists of 23 companies which have national and international business operations and comparable (on average) sales volumes, market capitalizations, employment levels, and lines of business. The companies chosen for the comparison group are not necessarily those represented in the stock performance graph which follows this Report. We believe Dana's competitors for executive talent are a broader group of companies and not limited only to the companies included in the groups established for comparing industry-specific shareholder returns.

     The key elements of Dana's executive compensation program are base salary, annual incentives, and long-term compensation, as described below. In determining an executive officer's compensation, we consider all elements of his compensation package, including severance plans, insurance, and other benefits.

BASE SALARIES

     We review and approve base salaries for each of Dana's executive officers on an individual basis, taking into consideration the following factors, without weighting them: the individual's performance, contributions to the Company's success, and tenure in the job; pay practices for comparable positions in the comparison group; and internal equities among positions. Since we believe that a relatively high portion of cash compensation should be "at risk" as incentive compensation, we tend to recommend base salaries for the Company's executive officers which are lower than the median (size-adjusted) in the comparison group and annual incentive opportunities which are larger. In cases of long tenure and strong individual performance factors or other factors, as we determine on a subjective basis, an individual's base salary may exceed the median of the comparison group practice. Conversely, shorter tenure and developing performance may yield base salary below the median. In 1994, the base salaries of the executive officers named in the Summary Compensation Table, as a group, were approximately at the median of the comparison group.

ANNUAL INCENTIVES

     Dana's executive officers have an opportunity to earn annual bonuses under the Company's Additional Compensation Plan. Award opportunities under the Plan vary based on the individual's position and base salary. We may adjust an individual's bonus upward or downward by as much as 20% based on consideration of such individual performance factors and other factors as we determine to be relevant on a subjective basis. Bonuses are paid based on the Company's success in achieving performance objectives which we establish in advance taking into account the Company's cyclical markets. These objectives are set annually based on Dana's short-term strategic direction and the current economic climate. The objectives may vary from year to year, and we may adjust them during the year if necessary, in our discretion, to preserve the incentive feature of the Plan if events occur which alter the basis on which they were selected. The performance measures which are considered in setting the objective for any given year may include, for example, corporate profits after taxes, return on stockholders' beginning equity, return on average assets, earnings per share and return on sales. In addition to establishing the annual performance measure in advance, we also establish the corporate performance levels and the percentages of the officers' base salaries at the different performance levels which will be used to calculate the amounts of the bonuses. The performance levels consist of a target (the performance level that we expect the Company to achieve), a hurdle (the minimum level of corporate performance below the target that must be achieved for bonuses to be paid), and a goal (the corporate performance level at which bonuses at 100% of base salary will be paid). Corporate profits after taxes was the performance measure chosen for 1994. In 1994, the Company earned record profits that exceeded the 1993 profit level by 74%. This profit level is equivalent to a 28% return on stockholders' beginning equity (a measurement calculation utilizing corporate profits after taxes), and represents a record high for return on stockholders' beginning equity for the Corporation. As a result of these profits, the goal performance level was exceeded, and the annual bonuses shown in the Summary Compensation Table were earned by the executive officers.

     The Omnibus Budget Reconciliation Act of 1993 ("OBRA '93") established certain criteria for the tax deductibility of compensation in excess of $1 million paid to certain of the Company's executive officers ("Covered Officers"). The Committee has determined that it is in the best interests of the Company's shareholders to preserve the tax deductibility of bonuses paid to Covered Officers in 1995 and in future years.

In order to meet the criteria applicable to performance-based compensation (as defined in OBRA '93), the Company's Additional Compensation Plan ("Plan") must be approved by shareholders. You are being asked to review and approve this Plan. The Plan, as described in this Proxy Statement, has operated in substantially its current form for more than 20 years. Only three operational changes will be required in order to retain the Company's tax deduction: the awards to Covered Officers will be based solely on objective performance criteria, without consideration of any special non-performance related factors; calculation of the award under the Plan payable to Covered Officers will no longer permit upward discretionary adjustments, and a maximum annual award limit will be added to the Plan. We believe the Additional Compensation Plan is successful and serves the best interests of the Company. Its design focuses management on Dana's short-term financial performance goals and motivates them to strive to meet and exceed those goals. We request shareholders vote in favor of this proposal.

LONG-TERM INCENTIVES

     Long-term incentives are provided to the executive officers under the Company's 1982 Amended Stock Option Plan. In keeping with the Company's commitment to provide a total compensation package which favors at-risk components of pay, long-term incentives comprise a substantial portion of each executive officer's total compensation. We believe significant stock option grants encourage the executive officers to own and hold the Company's stock and tie their long-term economic interests directly to those of the shareholders. In determining the option grant sizes, we consider the following factors, without weighting them: the executive officer's relative position, years of service, current stock ownership level, past option grants, and current stock ownership objectives. After considering the impact of Dana's 1994 stock split, the number of options granted to the executive officers in 1994 was intended to approximate the number of options granted in 1993. The end result is long-term incentive awards which are representative of those received by Dana's comparison group. Under the Internal Revenue Service's transition rules, the gain on options granted under the Stock Option Plan prior to the Company's Annual Meeting in 1997 will qualify as performance-based compensation and will, therefore, be exempt from the application of Section 162(m) of the Code. Before the 1997 Annual Meeting, we will determine whether to recommend amendments to the Plan to comply with OBRA '93 thereafter.

     From time to time, we also recommend grants of restricted stock to individual executive officers under the Company's 1989 Restricted Stock Plan. Such grants may be used, for example, to recognize an individual's promotion to the Company's senior management group or exceptional contributions to the Company. Two executive officers (who are not persons named in the Summary Compensation Table) and one other individual received grants of restricted stock in April, 1994. The majority of the outstanding awards of restricted stock were granted prior to February 17, 1993, the effective date of the applicable provisions of OBRA '93, and should not be subject to the $1 million cap on deductibility of compensation. Restricted stock awards granted after February 17, 1993 will likely be subject to the $1 million cap. At the time any future awards are contemplated, we will evaluate the impact of the OBRA '93 requirements.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     Mr. Morcott earned a base salary of $835,000 for 1994. We recommended this base salary in December 1993, based on our consideration of the Company's strong 1993 sales, profits, and stock price performance compared to the performance of other companies in the comparison group. We also considered Mr. Morcott's base salary compared to the salary practices within the Company's comparison group, his tenure as the Company's Chief Executive Officer and his total years of service to the Company. Mr. Morcott's 1994 base salary was approximately at the median for comparable positions within the comparison group. In addition, Mr. Morcott earned an annual bonus of $1,077,200 for 1994 (129% of his base salary), which was calculated in accordance with the provisions of the Additional Compensation Plan, without any adjustment. The record 1994 profits that generated this bonus payment reflected the Company's strong performance in several other key areas; 1994 was also a record year for the Company in terms of sales, return on beginning stockholders' equity, earnings per share, and dividends paid to stockholders.

     Mr. Morcott was granted options for 100,000 shares of Company stock in 1994. We determined the value of his option grant by taking into consideration the factors described above under "Long-Term Incentives". Mr. Morcott's grant size was roughly equivalent to what was granted to him in 1993, on a post-split basis.

SUMMARY

     The Compensation Committee will continue to evaluate Dana's executive compensation programs on an ongoing basis to assure that the Company's compensation philosophies and practices are consistent with the objective of enhancing shareholder value.

                                          Submitted by,

                                          Roger T. Fridholm, Chairman
                                          Glen H. Hiner
                                          John D. Stevenson
                                          Theodore B. Sumner, Jr.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

     The following graph shows the yearly percentage change in cumulative total shareholder return on Dana Common Stock (assuming a $100 investment on December 31, 1989 and reinvestment of dividends during the period) compared to the cumulative total return on the Standard & Poor's 500 Stock Index, Standard & Poor's Heavy Duty Trucks & Parts Index, and Standard and Poor's Auto Parts-After Market Index for the past 5 fiscal years.

                                                                   S&P Heavy       S&P Auto
      Measurement Period          Dana Corpo-                    Duty Trucks &   Parts - After
    (Fiscal Year Covered)           ration          S&P 500          Parts          Market
12/31/89                             100              100             100             100
12/31/90                              91               97              82              74
12/31/91                              89              126             106             135
12/31/92                             157              136             142             170
12/31/93                             206              150             176             198
12/31/94                             166              152             152             172

               (Returns shown are rounded to the nearest dollar.)

                               OTHER TRANSACTIONS

     John D. Stevenson is a partner in the Toronto law firm of Smith, Lyons, Torrance, Stevenson & Mayer. This firm provided legal services to the Company and its Canadian subsidiaries in 1994, as it has for many years previously, and is expected to continue to provide such services in 1995.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of Dana's Common Stock to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. SEC regulations require the Company to be furnished with copies of these reports. Based on its review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that the transactions that occurred in 1994 were reported on a timely basis.

                ITEM 2 -- PROPOSAL TO APPROVE AND ADOPT THE DANA
                    CORPORATION ADDITIONAL COMPENSATION PLAN

     The Board of Directors has believed for many years that short-term incentive compensation is an important element of compensation that serves to attract and retain the best possible management talent and to motivate these employees to achieve business and financial goals which create value for the Company and its stockholders. For this reason, the Company originally adopted the Dana Corporation Additional Compensation Plan (the "Plan") in 1954, and has amended the Plan from time to time. The Plan, as proposed, continues to provide for the payment of annual incentive awards. Payment of awards under the Plan is entirely contingent on the Company's achieving certain performance goals established by the Compensation Committee of the Board of Directors (the "Committee"). Recent changes in federal tax laws could increase the cost of providing incentive compensation under the Plan. Accordingly, the Board proposes several modifications to the Plan and is seeking stockholder approval of the Plan in order to meet the requirements of Section 162(m) of the Internal Revenue Code (the "Code") regarding performance-based compensation, so that amounts paid under the Plan will be tax deductible.

     The affirmative vote of the holders of a majority of the shares of the Common Stock voting on this Item 2 at the Annual Meeting of stockholders is necessary for approval of the Plan.

     The Board believes that it is in the Company's best interest to amend the Plan to bring it into compliance with the performance-based compensation requirements of Section 162(m) of the Code. Accordingly, the Board recommends approval of the amended Plan, as described below and set forth in Exhibit A to this Proxy Statement.

                         PRINCIPAL FEATURES OF THE PLAN

     The following summary of the principal features of the Plan is qualified in its entirety by reference to Exhibit A to this Proxy Statement.

     ADMINISTRATION OF THE PLAN. The Committee is responsible for administration of the Plan. Members of the Committee are neither officers nor employees of the Company, and they are also "outside directors" within the meaning of Section 162(m) of the Code.

     EFFECTIVE DATE. The Plan, as amended, will become effective January 1, 1995, if approved by stockholders.

     ELIGIBILITY TO PARTICIPATE IN THE PLAN. Key employees of the Company and its subsidiaries and affiliates who have been designated by the Committee are entitled to receive additional compensation under the terms of the Plan. The Committee decides, in its sole discretion, which key employees shall participate in future awards, as well as the amount to be awarded to each participant (subject to the maximum referred to below), and the time and conditions subject to which any awards may become payable. An employee selected for participation in the Plan may be placed into the short-term plan, or the special situation category.

     DETERMINATION OF AMOUNT AND FORM OF AWARD. Payment of awards is entirely contingent on the Company's achieving certain performance goals established by the Committee. Short-term awards are made on the basis of the Company's annual performance. Award opportunities vary based on the individual's position and base salary. The Committee can consider any one of several performance measures in setting the performance objectives for a given year. These measures may include corporate profits after taxes, return on stockholders' beginning equity, return on average assets, earnings per share, or return on sales, each as defined in the Plan. Corporate profits after taxes is the performance measure chosen for 1995. The portion of the short-term plan that applies to general managers of the Company's divisions ties those managers' bonus awards more directly to the performance of their respective divisions. The calculation of award payments is made using actual performance versus performance objectives for the period as determined by a formula established by the Committee. Performance objectives and the award formula are "preestablished" as prescribed by Section 162(m) of the Code. An employee's short-term award is subject to upward or downward adjustment, to a maximum of 20% of the award, at the Committee's discretion, based solely on individual performance. The Committee also has the authority to make special situation awards in recognition of an employee's special or unusual circumstances. However, no upward adjustments or special situation awards can be made with respect to any "covered employee" within the meaning of Section 162(m)(3) of the Code. In addition, no "covered employee" may receive an award in any year which would exceed $2.5 million dollars (the maximum award described under the Proposed Amendments).

     PAYMENTS AND DEFERRALS. The Company reports the overall performance results for each year to the Committee. The Committee will certify in writing the extent to which the performance goals have been satisfied and then approves any awards of additional compensation that are to be paid under the Plan. The Committee can choose to pay an award to key employees (i) on a current basis, in the form of cash, (ii) by means of credits (for future payment) either to a Stock Account (in the form of "Units"), or (for up to 50% of an employee's award) to an Interest Equivalent Account with interest accrued quarterly at a rate tied to the rate for prime commercial loans, or (iii) in a combination thereof. Any credits to a participant's Stock Account are converted into Units of an equivalent value, based upon the average trading price of shares of the Company's Common Stock during the preceding month of November.

     Units are credited with cash dividends paid on shares of the Company's Common Stock equal in number to the number of Units in the Stock Account; these amounts are converted into additional Units based upon the average trading price of shares of the Company's Common Stock during the month prior to the month in which the conversion is made. Units contain anti-dilution protection designed to cover, among other things, stock splits and stock dividends. In the event of a change in control (as defined in the Plan), each participant who has deferred awards would receive a lump sum payment equal to any amounts credited to his Accounts (valued as provided in the Plan).

     DISTRIBUTIONS AND UNIT CONVERSIONS. Upon his retirement, termination of employment or death, each participant (or his estate, as the case may be) having Units or Interest Equivalent amounts in his Accounts will receive the value of such Accounts, in cash and in annual installments or a lump sum. Each participant also has irrevocable opportunities, in accordance with the provisions of the Plan, to convert 25%, 50%, 75% or 100% of any Units credited to his Stock Account into an equivalent dollar balance in his Interest Equivalent Account.

     TERMINATION OR AMENDMENT. The Board of Directors of the Company may, at any time, modify, amend (including amendments which may have the effect of increasing the cost of the Plan to the Company), suspend or terminate the Plan, provided, that no such action shall, without the participant's consent, adversely affect awards previously made. In addition, no amendment that requires the approval of the stockholders of the Corporation in order for the Plan to comply with Section 162(m) of the Code shall be effective unless approved by a requisite vote of the stockholders.

                              PROPOSED AMENDMENTS

     The proposed amendments that have been approved by the Board are designed to meet the requirements of Section 162(m) of the Code so that compensation paid under the Plan to the Company's chief executive officer as of the end of the year, as well as to each of the Company's four most highly compensated executives (other than the chief executive officer) as of the end of the year, will be fully tax deductible. The amendments, with respect to such executives, require that all bonuses awarded under the Plan be based upon specified levels of earnings per share, return on average assets, return on stockholders' beginning equity, corporate profits after taxes, or return on sales (all as defined in the Plan), and that no special situation awards be granted to such executives; preclude the exercise of discretion by the Committee in adjusting awards to these executives (other than discretion to reduce the amount of such awards); and provide that no award to any of these executives in any one year shall exceed $2.5 million.

     Mr. Morcott and the four other most highly compensated executive officers of the Company would have received the same bonus awards under the proposed Plan for 1994 as they received under the current Plan. Their 1994 awards are set forth under the "Bonus" column in the Summary Compensation Table.

     At December 31, 1994, 59 employees of the Company and its subsidiaries and affiliates were participating in the Plan.

                         APPROVAL AND ADOPTION OF PLAN

     THE BOARD RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE AMENDED AND RESTATED DANA CORPORATION ADDITIONAL COMPENSATION PLAN. Approval of the Plan requires the affirmative vote of a majority of the shares voting on this Item 2, assuming a quorum is present. In determining a quorum, shares that are voted on any matter presented for vote (including abstentions) will be counted. In determining the number of shares voting on this Item 2, abstentions will not be counted.

                               OTHER INFORMATION

                         EXPENSES OF PROXY SOLICITATION

     Dana will pay the cost of soliciting proxies for the Annual Meeting. The Company's directors, officers and employees may solicit proxies by telephone, letter, facsimile, telegram or personal interview. Dana has also engaged D. F. King & Co., Inc., a professional proxy solicitation firm, to provide customary solicitation services for a fee of $9,500, plus expenses. Upon request, Dana will pay the reasonable expenses of brokers, dealers, banks, voting trustees, and their nominees who are holders of record of Common Stock on the record date, for completing the mailing of the Annual Report, this Notice of Meeting and Proxy Statement, and the enclosed proxy to the beneficial owners of such shares.

                               VOTING OF PROXIES

     All shares of Common Stock represented by properly executed and delivered proxies will be voted in accordance with the directions of the stockholders giving the proxies. If no directions are given, such proxies will be voted FOR the election of the director-nominees named in this Proxy Statement and FOR the proposal to approve and adopt the Dana Corporation Additional Compensation Plan. If any named director-nominee becomes unavailable for election for any presently unforeseen reason, the proxies will be voted for any substitute nominee who is recommended by the Board.

     As of the date of this Proxy Statement, the Board does not know of any matter other than those set out in this Proxy Statement that will come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the persons named in the proxy will vote the shares represented in accordance with their best judgment on such matter.

                            APPOINTMENT OF AUDITORS

     At the recommendation of the Audit Committee, the Board has reappointed the firm of Price Waterhouse as the Company's independent auditors for the 1995 fiscal year. Price Waterhouse has been Dana's independent public accountant since 1916. Representatives of Price Waterhouse are not expected to be present at the Annual Meeting.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1996 annual meeting of stockholders must be received by Dana on or before November 3, 1995, for inclusion in Dana's Proxy Statement and proxy for that meeting.

                                          By Order of the Board of Directors,

                                          Martin J. Strobel
                                          Secretary

March 3, 1995

PLEASE VOTE, SIGN AND RETURN THE ENCLOSED PROXY TODAY TO SAVE DANA THE EXPENSE OF ADDITIONAL SOLICITATION.

                                                                       EXHIBIT A

                                DANA CORPORATION
                          ADDITIONAL COMPENSATION PLAN

                         1.  Administration of the Plan
                             --------------------------

     This Plan of additional compensation is designed to increase the earnings of Dana Corporation by providing additional incentive for selected employees in managerial or other key positions, who, individually or as members of a group, contribute in a substantial degree to the success of the Corporation, and who are in a position to have a direct and significant impact on the growth and success of the Corporation. The Committee shall have the power to interpret the Plan and to decide any and all matters arising hereunder, including but not limited to the right to remedy possible ambiguities, inconsistencies or omissions by general rule or particular decision; provided that all such interpretations and decisions shall be applied in a uniform and nondiscriminatory manner to all participants similarly situated. In addition, any interpretations and decisions made by the Committee shall be final, conclusive and binding upon persons who have or who claim to have any interest in or under the Plan. The Committee shall have the exclusive power to select the employees to be granted awards under this Plan, to determine the amount of any such award granted to each employee selected, and to determine the time, or times, and conditions subject to which any awards may become payable, including prorated awards for service which commences subsequent to or terminates prior to the end of any one year performance period. The Committee from time to time may adopt, amend, modify, suspend or terminate rules, regulations, policies and practices in connection with its administration of the Plan.

                                2.  Definitions
                                    -----------

     The following words and phrases shall have the meanings set forth below:

     A. "Accounts" shall mean a participant's Stock Account and his Interest Equivalent Account.

     B. "Change in Control of the Corporation" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect from time to time; provided that, without limitation, such a change in control shall be deemed to have occurred if and when (a) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding securities, or (b) during any period of 24 consecutive months, commencing before or after the effective date of this Plan, individuals who at the beginning of such twenty-four month period were directors of the Corporation cease for any reason to constitute at least a majority of the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Plan, the term "person" referred to in clause (a) above of this
        Section 2B shall not include within its meaning, and shall not be deemed to include, for any purpose of this Plan, any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation.

     C. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     D. "Committee" shall mean the Compensation Committee (or a subcommittee thereof) of the Corporation's Board of Directors, all of whose members shall be "outside directors" within the contemplation of Section 162(m)(4)(C)(i) of the Code.

     E. "Corporation" shall mean the Dana Corporation.

     F. "Covered Salary" shall mean the base salary paid to a participant during the fiscal year immediately preceding the year in which an award is made. Covered Salary shall not include any commissions, bonuses, incentive pay, or any similar special or supplemental compensation.

     G. "Plan" shall mean the Dana Corporation Additional Compensation Plan.

     H. "Year" shall mean the fiscal year of the Corporation.

                               3.  Participation
                                   -------------

     The Committee shall, on or before December 31 in each Year, approve a list of key employees of the Corporation, its subsidiaries and its affiliates, who may participate in the additional compensation provided under the Plan for the following Year. This list shall be known as the Corporate Award List and each person named on the list shall be notified that he may be a participant in the Plan for the following Year. The Committee shall place each participant on the Corporate Award List into either the Short-Term Awards plan (Corporate Group), which includes A and B Group participants, or the Short-Term Awards plan (General Managers Group), or into the Special Situation category. This designation will be made at the Committee's sole discretion, based on its determination of which individuals are in the best position to fulfill the growth and profitability objectives of the Corporation. Individuals selected will be notified of their eligibility and their plan or Special Situation designation at the time they are notified of their placement on the Corporate Award List, or in the event of special circumstances, they may be notified at such other time as the Committee deems appropriate.

                  4.  Short-Term and Special Situation Awards
                      ---------------------------------------

     The amounts of awards to eligible participants will be determined by the Committee acting in its sole discretion. The Committee shall have the discretion to make two types of awards to eligible participants under the Plan:

     A.  Short-Term Awards.
         Short-Term Awards will be based on the achievement by the Corporation of short-term business performance objectives established by the Committee for this purpose at the beginning of each Year. The Committee shall have the discretion to establish different performance objectives and award levels for the Corporate Group, the A and B Groups within the Corporate Group, and for the General Managers Group.

         The Committee shall also have the discretion to provide that a portion of the Short-Term Award payable to a member of the General Managers Group be based upon business performance measures that are mutually established by the general manager and his or her group vice-president and regional president.

     B.  Special Situation Awards.
         The Committee shall also have the authority to make Special Situation Awards of additional compensation, in recognition of special or unusual circumstances. Special Situation Awards shall be granted to such persons, in such amounts, and based on such business performance criteria as the Committee, in its sole discretion, may determine.

     Each applicable business performance measure shall be related to such items as Corporate Profits After Taxes, Earnings Per Share, Return on Average Assets, Return on Stockholders' Beginning Equity, Return on Sales, or such other measure related to the Corporation's performance as the Committee shall determine. The Committee shall establish for each such award, a performance target at which a designated award would be earned, and a range within which greater and lesser percentages (including a maximum and minimum percentage, which need not be the same for the Short-Term and Special Situation awards or for the Corporate and General Managers groups) would be earned. The performance objectives for the respective Short-Term and Special Situation Awards under the Plan shall be contained in the minutes of the Committee.

     For purposes of establishing the business performance goals under the Plan, the following terms shall be defined as follows:

     "Assets" shall mean the total assets of the Corporation (including Diamond Financial Holdings, Inc. on an equity basis) as recorded in the Corporation's financial reports.

     "Average Assets" shall mean the aggregate sum of the Corporation's Assets (as defined above) as of the end of the prior Year and as of the end of each quarter of the current Year, divided by five.

     "Corporate Profits After Taxes" shall mean the annual profits, after taxes, of the Corporation, as reported in its financial reports, but excluding, to the extent allowable under regulations or announcements promulgated by the Internal Revenue Service with respect to Section 162(m)(4)(C) of the Code, such items shown on or taken into account in the Corporation's financial reports which, in the judgment of the Committee, are unrelated to a true measurement of the profitability of the Corporation or the objectives of this Plan.

     "Earnings Per Share" or "EPS" shall mean the Corporate Profits After Taxes for the Year divided by the average number of shares of common stock outstanding (calculated on a monthly basis) for such Year. Adjustments shall be made to the average number of shares outstanding to compensate for any stock dividends, splits, consolidations, or, to the extent allowable under regulations or announcements promulgated by the Internal Revenue Service with respect to Section 162(m)(4)(C) of the Code, any other factor which the Committee determines to be inconsistent with the objectives of this Plan.

     "EBIT" is defined as Corporate Profits After Taxes plus minority interest in the net income of consolidated subsidiaries plus provision for income taxes plus interest expense. This "EBIT" calculation is based on Dana's consolidated financial reports which include Diamond Financial Holdings, Inc. on an equity basis.

     "Return on Average Assets" or "ROAA" shall mean Corporate Profits After Taxes for the Year divided by Average Assets.

     "Return on Sales" or "ROS" shall mean Corporate Profits After Taxes for the Year divided by the total consolidated sales of the Corporation for such Year, as reported in the Corporation's annual report.

     "Return on Stockholders' Beginning Equity" shall mean the percent return determined by dividing Corporate Profits After Taxes, by Stockholders' Beginning Equity as reported at the beginning of the Year.

     "Stockholders' Beginning Equity" shall mean the consolidated net worth of the Corporation as reported to stockholders at the beginning of the Year.

     The Committee shall have the sole discretion to increase or decrease an individual participant's Short-Term or Special Situation Award by a maximum of 20% of the award, in its consideration of individual performance. Short-Term and Special Situation Awards shall be payable on or before the 28th day of February following the end of the performance Year.

     Notwithstanding anything to the contrary contained in this Section 4, (i) the performance goals in respect of an award granted pursuant to this Section 4 to any person on the Corporate Award List who the Committee believes is likely to be a "covered employee" within the meaning of Section 162(m)(3) of the Code for the particular year ("Covered Employee"), shall be based on the attainment of a specified level of Earnings Per Share, Return on Average Assets, Return on Stockholders' Beginning Equity, Corporate Profits After Taxes, or Return on Sales during a specified performance period, (ii) in no event shall payment in respect of an award be made to a Covered Employee in an amount that exceeds $2,500,000, (iii) no award shall be paid to a Covered Employee prior to the certification in writing by the Committee to the Board that the performance goals established with respect to the award and any other material terms of the award have been satisfied, and (iv) no discretionary upward adjustment or special situation award shall be made with respect to a Covered Employee.

              5.  Establishment of Deferred Compensation Accounts
                  -----------------------------------------------

     On or before December 31 of the Year on behalf of which awards are to be made, the Committee shall determine in its sole discretion the methods of payment of such awards as follows, and such determination shall be final and binding:

     A.  Stock Account

          The Committee may determine to defer payment of any or all amounts awarded to a person named on the Corporate Award List. For each such person for whom the Committee determines that all or a portion of his award should be deferred and converted into Units equal to shares of the Corporation's common stock, the Corporation shall establish a Stock Account on its books, and shall credit to such Account a number of Units equal to the maximum number of whole shares of the Corporation's common stock which could have been purchased with the amount of the award so deferred, assuming a purchase price per share equal to the average of the last reported daily sales prices for shares of such common stock on the New York Stock Exchange-Composite Transactions on each trading day during the preceding month of November. Any portion of such deferred award which is not credited to the Stock Account of any participant as whole Units shall be accrued as a dollar balance in such Account. Any accrued dollar balance in a participant's Stock Account shall be converted four times each Year, effective March 15, June 15, September 15 and December 15, into a number of Units equal to the maximum number of whole shares of the Corporation's common stock which could be purchased with such accumulated balance, and the dollar amount then credited to such Account shall be appropriately reduced. For purposes of the preceding sentence, shares of the Corporation's common stock will have a value equal to the average of the last reported daily sales prices for shares of such common stock on the New York Stock Exchange-Composite Transactions on each trading day during the calendar month preceding the month in which the conversion is made.

          When cash dividends are declared and paid on the Corporation's common stock, the Stock Account of each participant shall be credited as of the dividend payment date with an amount equal to the cash which would have been paid if each Unit in such Account, as of the dividend record date, had been one share of the Corporation's outstanding common stock.

          If the Corporation increases or decreases the number of shares of its outstanding common stock as a result of a stock dividend, stock split or stock combination, a corresponding proportionate adjustment shall be made in the number of Units then credited to each participant's Stock Account.

          In the event of a distribution of the Corporation's common stock payable in securities (of the Corporation or of any other issuer) or in property other than securities (which may consist partly of cash), or a reclassification of or recapitalization affecting the Corporation's common stock, then, on the effective date of such distribution, reclassification or recapitalization, the Units then credited to the Stock Account of each participant shall be changed into a number of Units equal to the number of whole shares of the Corporation's common stock, if any, which would have resulted from such distribution, reclassification or recapitalization, and the dollar amount then credited to such Stock Account shall be increased by the value, if any, computed as provided below, of any securities and/or other property and/or cash which would have been distributed or paid, as if each Unit in such Account, as of such effective date or any applicable record date relating thereto, had been one share of the Corporation's common stock. The value of the securities and/or other property, for purposes of the foregoing, shall be determined as of the effective date of such distribution, reclassification or recapitalization on the basis of the reported sale prices or bid and asked prices of any such securities for which a trading market (on a current or when-issued or when-distributed basis) exists, or on any other basis reasonably adopted by the Committee with respect to any other such securities and/or property, in each case as determined in good faith by the Committee.

          No person shall, by virtue of his participation in this Plan, have or acquire any interest whatsoever in any property or assets of the Corporation or in any share of the Corporation's common stock, or have or acquire any rights whatsoever as a stockholder of the Corporation.

          Each participant may convert 25%, 50%, 75% or 100% of the Units credited to his Stock Account into an equivalent dollar balance in the Interest Equivalent Account. These election(s) can be made at any time within three years prior to the participant's retirement, or within the two year period following his retirement or termination of service, and shall be effective on the day the election is received by the Corporation. Any election made under this paragraph shall be given in writing to the Chief Financial Officer of the Corporation. Any participant making a pre-retirement election under this paragraph must at the time he makes the election also provide a written statement indicating his expected retirement date, which date can not be more than three years after the effective date of his election. For valuation purposes, each Unit so converted shall have an assumed value equal to the average of the last reported daily sales prices for shares of the Corporation's common stock on the New York Stock Exchange-Composite Transactions on each trading day during the last full calendar month preceding the effective date of conversion, and the Units credited to such Stock Account shall be reduced by the number of Units so converted.

          In the event a participant dies prior to the latest date on which he could have made an election to convert Units into Interest Equivalent amounts, as provided above, without having made such an election, his spouse (or in the event the spouse has predeceased him, his estate), shall be permitted to make one election within the same period during which the election would have been available to the participant had he lived. Units which the spouse or estate elect to convert shall be valued according to the formula described in this Section 5A.

     B.  Interest Equivalent Account

          The Committee may also elect to credit up to 50% of the amount of a participant's deferred award to an Interest Equivalent Account established for him by the Corporation. Any accrued dollar balance in such Account shall be credited four times each Year, effective March 31, June 30, September 30 and December 31, with amounts equivalent to interest. Amounts credited to a participant's Interest Equivalent Account, including amounts equivalent to interest, shall continue to accrue amounts equivalent to interest until distributed in accordance with Section 6.

          The rate of interest credited to funds allocated to a participant's Interest Equivalent Account during any given Year shall be the quoted and published interest rate for prime commercial loans by Chemical Bank, or its successor, on the last business day of the immediately preceding Year.

     C.  Cash Payment

          That portion, if any, of the amounts so awarded to such person which the Committee has determined not to defer under paragraphs A or B, above, shall be paid to the respective recipients thereof in cash on or before February 28 following the end of the Year on behalf of which awards are made.

     In the event of any merger, consolidation, Change in Control of the Corporation, sale of substantially all of the assets of the Corporation or other similar transaction, the sole adjustments to the Accounts of each participant shall be those prescribed by the underlying agreement pursuant to which such transaction is effected; provided, however, that no such adjustments shall, at the time the adjustments are made, reduce the value of the Accounts of any participant below their value immediately prior to such adjustments. For purposes of this paragraph, and in the event of a Change in Control of the Corporation where there is no underlying agreement, the value of each participant's Stock Account shall be deemed to be equal to the dollar amount then credited to that Account, plus the value of the Units therein, and the value of his Interest Equivalent Account shall be deemed to be equal to the dollar amount then credited to that Account. For purposes of the foregoing, the value of the Units credited to a participant's Stock Account shall be deemed to be the higher of (a) the average of the reported closing prices of the Corporation's common stock, as reported on the New York Stock
Exchange -- Composite Transactions, for the last trading day prior to the effective date of such merger, consolidation, Change in Control of the Corporation, sale, or other similar transaction, and for the last trading day of each of the two preceding thirty-day periods, and (b) an amount equal to the highest per share consideration paid for the common stock of the Corporation acquired in the transaction constituting the Change in Control of the Corporation. Anything in this Section 5 or elsewhere in this Plan to the contrary notwithstanding, in the event of a Change in Control of the Corporation there shall promptly be paid to each participant, who had deferred awards under the Plan, a lump sum cash amount equal to the full balance then standing to his credit in his Stock Account and in his Interest Equivalent Account. For purposes of the prior sentence, the value of each participant's Stock Account and Interest Equivalent Account shall be determined in the manner set forth above in this paragraph.

     No interest in any Stock Account or Interest Equivalent Account shall be transferable or assignable by any participant, and any purported transfer or assignment of any such interest, and any purported lien on or pledge of any such interest, made or created by any participant, shall be void and of no force or effect as against the Corporation. Any payment due under this Plan shall not in any manner be subject to the debts or liabilities of any participant or beneficiary.

     Upon a participant's death, termination of employment, or retirement, amounts held in his Accounts will be distributed in cash only in accordance with
Section 6.

                       6.  Distributions to Participants
                           -----------------------------

     Prior to the first distribution to a retired or terminated participant under the Plan for whom the Committee has approved deferment as provided in
Section 5, the Committee shall establish a distribution schedule specifying (i) that distributions be made to the participant out of his Accounts in a specified number of annual installments (not exceeding 15), with the first distribution to be made at the sole discretion of the Committee, either (a) in the month following retirement, termination of employment, or the effective date of any post-retirement election to convert Units pursuant to Section 5A, or (b) in January of the first, second or third year following retirement or termination of employment (all subsequent distributions shall be made in January), and (ii) the proportion which each such installment shall bear to the dollar amount or Units credited to his Accounts at the time of distribution of such installment, subject to adjustment to the next higher whole Unit in the case of distributions from the Stock Account. Short-Term and Special Situation awards which are made to participants after their retirement or termination of employment may be paid in cash, or deferred, and in the event the Committee decides to defer any portion of the award, it shall have the right to adjust the distribution schedule previously established under this Section in order to account for any amount so deferred.

     In the event of the death of a participant either before or after retirement or termination of employment, the amount then credited to his Accounts shall be paid in cash in such manner as the Committee may determine regardless of the manner in which such payments would have been made to the participant had he lived.

     Each distribution in respect of a participant's Accounts shall be made in cash. Subject to the valuation provisions stated in Section 5 in the event of a Change in Control of the Corporation, to the extent that a distribution is to be made from a participant's Stock Account, the value of each Unit in that Account shall be deemed to be equal to the average of the last reported daily sales prices for shares of the Corporation's common stock on the New York Stock Exchange-Composite Transactions on each trading day during the calendar month preceding the month of making such payment.

     Following a cash distribution from a participant's Stock Account, the Units credited to such Stock Account shall be reduced by the number of Units equal in value to the cash distributed. A cash distribution may also be made from a participant's Interest Equivalent Account, in which case a corresponding reduction in the balance of that Account will be made.

     All distributions under the Plan shall be made to the participant, except that in the event of the death of a participant, distributions shall be made to such person or persons as the participant shall have designated by written notice to the Committee prior to his death. In the event the designated beneficiary fails to survive the participant, or if the participant fails to designate a beneficiary in writing, the Committee shall distribute the balance in the participant's Accounts to the legal representative of such deceased participant.

     Each participant will receive an annual statement indicating the amount of cash and number of Units credited to his Accounts as of the end of the preceding calendar year.

     Neither the action of the Corporation in establishing the Plan nor any action taken by it or by the Committee, nor any provision of the Plan, shall be construed as giving to any employee the right to be retained in the employ of the Corporation.

                         7.  Amendment and Termination
                             -------------------------

     While it is contemplated that the additional compensation described in this Plan will be provided each Year, the Board of Directors of the Corporation shall have the right at any time, and from time to time, to modify, amend, suspend or terminate the Plan; provided, however, that no such action on its part shall adversely alter the rights of the participants and their personal representatives without the consent of such participants or representatives as to any additional compensation provided prior to such modification, amendment, suspension or termination of the Plan; and further provided, however, that no amendment that requires the approval of the stockholders of the Corporation in order for the Plan to comply with Section 162(m) of the Code shall be effective unless approved by the requisite vote of the stockholders of the Corporation.

                                8.  Information
                                    -----------

     Each person entitled to receive a payment under this Plan, whether a participant, a duly designated beneficiary of a participant, a guardian or otherwise, shall provide the Committee with such information as it may from time to time deem necessary or in its best interests in administering the Plan. Any such person shall also furnish the Committee with such documents, evidence, data or other information as the Committee may from time to time deem necessary or advisable.

                               9.  Governing Law
                                   -------------

     The Plan shall be construed, administered and governed in all respects under and by the applicable internal laws of the State of Ohio, without giving effect to the principles of conflicts of laws thereof.

                              10.  Interpretation
                                   --------------

     The Plan is designed and intended to comply, to the extent applicable, with
Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

                              11.  Effective Date
                                   --------------

     This Dana Corporation Additional Compensation Plan, as amended, became effective on January 1, 1995, subject to requisite approval by the Corporation's stockholders at the Corporation's annual meeting of stockholders held on April 5, 1995, or at any adjournment thereof. The rights of any individual who retired under a prior version of the Plan shall be governed by the terms of the Plan in effect at the time of such retirement.

       /  X  /      PLEASE MARK EACH
                    VOTE LIKE THIS


                                         -----------------------     -------------------------------
                                         Common Shares               Dividend Reinvestment Shares


   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN ITEM 1 AND "FOR" THE PROPOSAL IN ITEM 2. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD'S RECOMMENDATIONS.

                                                                               FOR ALL                   WITHHELD FOR ALL

   1. ELECTION OF DIRECTORS: B. F. BAILAR, E. M. CARPENTER, E. CLARK,            / /                            / /
                             R. T. FRIDHOLM, G. H. HINER, M. R. MARKS,
                             S. J. MORCOTT, J. D. STEVENSON,
                             T. B. SUMNER, JR.
                                                                                 FOR          AGAINST          ABSTAIN

   2. TO APPROVE AND ADOPT THE DANA CORPORATION ADDITIONAL                       / /            / /             / /
      COMPENSATION PLAN


      TO WITHHOLD AUTHORITY TO VOTE FOR ANY
      NOMINEE, WRITE HIS OR HER NAME ON THIS
      LINE:

      --------------------------------------

                                            COMMENTS/ADDRESS CHANGE

                                            Please mark this box if you have            / /
                                            written comments/address change
                                            on the reverse side.

Signature(s)                                                                                         Date
             -------------------------------------------------------------------------------------        ----------------------

        NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

 -------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                DANA CORPORATION
[LOGO]                           P.O. BOX 1000
                               TOLEDO, OHIO 43697

               Please vote, sign and date the above proxy and return it in the envelope provided. Your prompt response will assure a quorum at the Annual Meeting and save Dana the expense of further solicitation of proxies.

                                       Martin J. Strobel
                                       Secretary

                                  DANA CORPORATION
                  ANNUAL MEETING OF STOCKHOLDERS ON APRIL 5, 1995
                     PROXY SOLICITED BY THE BOARD OF DIRECTORS
       P

       R        Martin J. Strobel, Pamela W. Fletcher, Mark A. Smith,
           Jr., Sue A. Griffin, Allen C. Goolsby, III and Louanna O.
       O Heuhsen, or any of them, the action of a majority of them voting to be controlling, are appointed attorneys,
       X agents and proxies of the undersigned, with full power of substitution, to vote as indicated on the reverse side
       Y hereof and in their discretion upon such other business as may properly come before the Annual Meeting, all the shares of Common Stock of the undersigned in Dana Corporation at the Annual Meeting of Stockholders, to be held at Riverfront Plaza, East Tower (20th Floor),
           951 East Byrd Street, Richmond, Virginia on April 5,
           1995, at 10:00 a.m. (EDT), and at any adjournments.

                This proxy revokes all proxies previously given by the undersigned to any persons to vote at this Annual Meeting or at any adjournment.

                TO FOLLOW THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.

                 (This Proxy is continued on the reverse side)

 -------------------------------------------------------------------------------
                              FOLD AND DETACH HERE